Exhibit 99.1 NEWS RELEASE Kinetik Announces Chief Strategy Officer to Retire HOUSTON and MIDLAND, Texas, April 30, 2025 – Kinetik Holdings Inc. (NYSE: KNTK) (“Kinetik” or the “Company”) today announced Anne Psencik, Chief Strategy Officer, informed Kinetik of her intent to retire from the Company, effective June 30, 2025. Ms. Psencik will continue her current day-to-day responsibilities until that time. Following her retirement, she will continue to support the Company as a consultant. “Annie has been a valuable leader at Kinetik, and I thank her for the significant contributions she has made to the Company and our long-term growth strategy,” said Jamie Welch, Kinetik’s President & Chief Executive Officer. “During her six-year tenure, Annie has managed risk and also served as a trusted advisor on numerous commercial and investment opportunities across our business. I am grateful for her dedicated service and the expertise she brought to the leadership team. We wish her all the best in this next chapter.” Ms. Psencik has served as Chief Strategy Officer since 2019. With over 35 years of experience in the oil and gas industry, Ms. Psencik has a proven track record of management and leadership in midstream business development, trading, and engineering and construction. About Kinetik Holdings Inc. Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Houston and Midland, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com. Contact Alex Durkee (713) 574-4743 investors@kinetik.com -end-